UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2018

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

As previously disclosed, on March 6, 2018, Lifetime Brands, Inc., a Delaware corporation (the “Company”), issued shares of its common stock, par value $0.01 per share (“Company Common Stock”) in connection with the closing of the Company’s acquisition of Taylor Holdco, LLC pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2017, by and among the Company, Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”) and the other parties thereto.

In connection with the Merger Agreement, the Company entered into a stockholders agreement (the “Stockholders Agreement”) by and among the Company, Taylor Parent and the stockholders of the Company set forth on Schedule I thereto (any such stockholder an “Acquisition Share Stockholder”), whereby the Company provides registration rights with respect to the shares of Company Common Stock acquired by Taylor Parent, any other Acquisition Share Stockholders and their Related Persons (as defined in the Stockholders Agreement) pursuant to the Merger Agreement (the “Acquisition Shares”). The parties to the Stockholders Agreement also agreed to certain restrictions on transfers of the Acquisition Shares through and including December 31, 2019 (the “Transfer Restrictions”), and each party thereto agreed to certain governance matters.

In addition, pursuant to the Stockholders Agreement, Taylor Parent on behalf of itself and its Related Persons agreed not to purchase, directly or indirectly, any shares of Company Common Stock through and including December 31, 2019 (the “Standstill Restriction”). In addition, the parties to the Stockholders Agreement agreed to cooperate to ensure that, to the greatest extent possible, the Company’s Board includes among its membership a number of directors designated by Taylor Parent for election or appointment as directors (the “Taylor Parent Designees”) as determined by the percentage of Company Common Stock beneficially owned as of a date calculated in accordance with the Stockholders Agreement. Further, for so long as Taylor Parent beneficially owns at least 50% of the Company Common Stock issued to Taylor Parent in connection with the Merger Agreement (such threshold the “Ownership Threshold”), the Company is restricted from taking certain material actions without Taylor Parent’s consent.

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Letter Agreement and Joinder

On November 9, 2018, the Company entered into a letter agreement and joinder (the “Letter Agreement”) by and among the Company, Taylor Parent and Centre Capital Investors V, LP, a Related Person of Taylor Parent (“Centre Capital”), whereby each party to the Letter Agreement agreed, among other things, (a) that the Company would waive (i) solely with respect to the acquisition by Centre Capital of up to 400,000 shares of Company Common Stock (such shares, the “Additional Shares”) in open market purchases (such purchases, the “Proposed Transactions”) and solely to the extent such Proposed Transactions are consummated during the during the one-year period following the execution of the Letter Agreement (the “Waiver Period”), the Standstill Restriction and (ii) the Transfer Restrictions with respect to the Additional Shares acquired during the Waiver Period and (b) Centre Capital became a party to, and agreed to be bound by the terms of, the Stockholders Agreement as modified by the Letter Agreement. The parties to the Letter Agreement also agreed that Centre Capital will be subject to the Company’s blackout periods with respect to any Proposed Transaction consistent with the Company’s policies. Pursuant to the Letter Agreement, the parties agreed that any Additional Shares shall not be counted under the Stockholders Agreement in determining the number of shares of Company Common Stock beneficially owned by Taylor Parent for purposes of the appointment of the Taylor Parent Designees and determination of the Ownership Threshold.

The foregoing description of the Stockholders Agreement and the Letter Agreement does not purport to be complete and is qualified in its entirety by the full text of the Stockholders Agreement, which is incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K filed by the Company on March 6, 2018, and the Letter Agreement, which is attached hereto as Exhibit 10.01 and is incorporated by reference herein, respectively.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.01	Letter Agreement and Joinder, dated as of November 9, 2018, by and between Lifetime Brands, Inc., Taylor Parent, LLC and Centre Capital Investors V, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFETIME BRANDS, INC.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Dated: November 15, 2018